Exhibit 99.1

The Middleby Corporation Reports First Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--May 7, 2014--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing, and residential kitchen industries, today reported net sales and earnings for the first quarter ended March 29, 2014. Net earnings for the first quarter were $33,445,000 or $1.78 diluted earnings per share on net sales of $372,478,000 as compared to the prior year first quarter net earnings of $25,902,000 or $1.39 diluted earnings per share on net sales of $327,451,000.

2014 First Quarter Financial Highlights

  Net sales increased 13.8% compared to the prior year first quarter. Excluding the impact of acquisitions, sales increased 8.0% during the first quarter of 2014.
  Net sales at the company’s Commercial Foodservice Equipment Group increased $36.7 million, or 18.6%, to $234.1 million in the first quarter as compared to $197.4 million the prior year first quarter. During fiscal 2013, the company completed the acquisitions of Celfrost and Wunder-Bar. During fiscal 2014, the company completed the acquisition of Market Forge. Excluding the impact of these acquisitions, sales increased 9.0% in the first quarter.
  Net sales at the company’s Food Processing Equipment Group increased by $4.2 million, or 5.9%, to $75.6 million in the first quarter as compared to $71.4 million the prior year first quarter.
  Net sales at the company’s Residential Kitchen Equipment Group increased by $4.1 million, or 7.0%, to $62.8 million in the first quarter as compared to $58.7 million in the prior year first quarter.
  Gross profit in the first quarter increased to $143.0 million from $121.3 million, reflecting the impact of higher sales volumes. The gross margin rate increased to 38.4% from 37.0%. The increase in the gross margin rate from the prior year reflects improved margins at Viking resulting from integration initiatives implemented during 2013, however, this margin improvement was offset in part by the adverse effect of the Viking distribution changes that were finalized during the first quarter.
  Operating income increased 32.5% in the first quarter to $55.9 million from $42.2 million in the prior year quarter. Operating income included $2.6 million of non-recurring charges associated with the integration of the acquired Viking distribution operations.
  Non-cash expenses included in operating income during the first quarter of 2014 amounted to $12.2 million, including $3.7 million of depreciation, $6.6 million of intangible amortization and $1.9 million of non-cash share based compensation.
  A tax provision of $17.6 million, at an effective rate of 34.5%, was recorded during the first quarter 2014, as compared to a $12.6 million provision at a 32.8% effective rate in the prior year quarter.
  Total debt at the end of the first quarter amounted to $655.4 million as compared to $571.6 million at the end of the fiscal 2013. The net increase in debt includes acquisition related financing related to Market Forge and the Viking distributors acquired during the first quarter.

Selim A. Bassoul Chairman and Chief Executive Officer, commented, “We continued to realize solid growth at both our Commercial Foodservice and Food Processing businesses. Increased sales in both businesses reflect demand from customers adopting new technologies to improve the efficiency of their operations and continued expansion into international markets. The first quarter growth at our Food Processing business was in comparison to a strong first quarter in 2013, which had grown 18% in sales over 2012 and included revenues associated with a large order.”

“At Viking, during the first quarter, we completed the initiative started in 2013 to establish our company owned distribution operations through acquisition and transition of fourteen independent distributors covering the U.S., Canada and Mexico. We are in the process of integrating these operations and are positioned to fully control and enhance critical aspects of the sales, marketing and customer support processes. The initiatives to integrate these operations are anticipated to be largely completed by the end of the second quarter,” continued Mr. Bassoul. “Although we anticipate this strategy will benefit the financial results in future periods, the first quarter reflects a temporary adverse impact on sales and profitability at Viking due to disruptions caused by this transitional process during the quarter.”

“We are seeing a positive market reaction to the new Viking product introductions launched at the Kitchen Bath Industry Show (“KBIS”) early this year. We were pleased to have received the top three People’s Choice Awards recognizing three of Viking’s new products, a French door wall oven, a lineup of cooktops and the 7-series range. These top vote getters are all now in production. Additionally, we had displayed over 50 new products at the show and expect all will be available by second half of this year.”

Mr. Bassoul concluded, “We were also pleased to recently announce the acquisitions of Market Forge and Processing Equipment Solutions. Market Forge, a leading manufacturer of steam cooking equipment, adds a recognized and leading brand to our Commercial Foodservice Group. The steam cooking market is sizable and growing and we believe with Middleby sales resources we will be able to increase market share in this product category. The acquisition of Processing Equipment Solutions (“PES”) adds a unique and complementary technology to our Food Processing Group. The PES product offerings include the Intellijet and Megajet line of water cutting systems providing a high volume, flexible and accurate solution and complements other products offered to food processing customers.”

Conference Call

A conference call will be held at 10:00 a.m. Central time on May 8, 2014 and can be accessed by dialing (315) 625-3077 and providing conference code 40462329# or through the investor relations section of The Middleby Corporation website at www.middleby.com. An audio replay of the call will be available approximately two hours after its completion and can be accessed by calling (404) 537-3406 and providing code 40462329#.

Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, Celfrost®, CookTek®, CTX®, Doyon®, FriFri®, Giga®, Holman®, Houno®, IMC®, Jade®, Lang®, Lincat®, MagiKitch'n®, Market Forge®, Middleby Marshall®, MPC®, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, Turbochef®, Viking® Wells® and Wunder-Bar®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions®, Cozzini®, Danfotech®, Drake®, Maurer-Atmos®, MP Equipment®, Process Equipment Solutions®, RapidPak®, Spooner Vicars® and Stewart Systems®. The company’s leading equipment brands serving the residential kitchen equipment industry includes Brigade®, Jade®, Viking® and Turbochef®. The Middleby Corporation has been recognized by Forbes Magazine as one of the Best Small Companies every year since 2005, most recently in October 2012.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended
	1st Qtr, 2014	1st Qtr, 2013
Net sales	$372,478	$327,451
Cost of sales	229,502	206,183

Gross profit	142,976	121,268

Selling & distribution expenses	46,970	36,152
General & administrative expenses	40,073	42,921

Income from operations	55,933	42,195

Interest expense and deferred
financing amortization, net	3,987	3,434
Other expense, net	865	213

Earnings before income taxes	51,081	38,548

Provision for income taxes	17,636	12,646

Net earnings	$33,445	$25,902

Net earnings per share:

Basic	$1.78	$1.41

Diluted	$1.78	$1.39
Weighted average number shares:

Basic	18,819	18,395

Diluted	18,820	18,618

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Mar 29, 2014	Dec 28, 2013
ASSETS

Cash and cash equivalents	$ 39,050	$36,894
Accounts receivable, net	224,193	205,264
Inventories, net	260,475	220,116
Prepaid expenses and other	32,863	32,322
Prepaid taxes	24,201	801
Current deferred tax assets	48,489	50,337
Total current assets	629,271	545,734

Property, plant and equipment, net	127,239	125,457
Goodwill	701,844	687,955
Other intangibles, net	445,813	447,944
Long-term deferred tax assets	2,870	1,641
Other assets	8,805	10,475

Total assets	$ 1,915,842	$1,819,206

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$ 6,900	$1,408
Accounts payable	100,701	96,518
Accrued expenses	193,242	213,459
Total current liabilities	300,843	311,385

Long-term debt	648,543	570,190
Long-term deferred tax liability	71,706	61,433
Other non-current liabilities	38,477	37,851

Stockholders’ equity	856,273	838,347

Total liabilities and stockholders’ equity	$ 1,915,842	$1,819,206

CONTACT:
The Middleby Corporation
Darcy Bretz, (847) 429-7756
Investor and Public Relations
or
Tim FitzGerald, (847) 429-7744
Chief Financial Officer